EXHIBIT 99.1

Aerogen, Inc. Announces First Closing of Private
Offering of Convertible Debentures and Warrants

MOUNTAIN VIEW, Calif., Sept. 11 /PRNewswire-FirstCall/ — Aerogen, Inc. (Nasdaq: AEGN - News) today announced that is has closed the first round of a planned two-round convertible debt financing, which, when completed, will result in gross proceeds to Aerogen of between $1.45 million and $2.95 million from SF Capital Partners, Ltd (SF Capital). The first $950,000 of the investment has been made available to the company immediately; the remaining investment of between $0.5 million and $2 million is anticipated to close upon receipt of stockholder approval at a meeting tentatively scheduled for November 2003.

Under the terms of the investment, SF Capital has purchased a secured convertible debenture with a face amount of $950,000 that bears interest at a rate of 10% per annum and is due December 31, 2003, at a conversion price of $0.35 per share. If converted, the debenture would result in the issuance of approximately 2.71 million shares of common stock. SF Capital has also received a four-year warrant to purchase up to approximately 1.36 million shares of common stock at an exercise price of $0.35 per share.

Following stockholder approval, at a second closing, SF Capital has agreed to purchase between $0.5 million and $2 million in 10% secured convertible debentures due March 1, 2004, with the actual investment amount to be determined at SF Capital’s sole discretion. In addition, SF Capital will receive a four year warrant to purchase shares of common stock equal to 50% of the number of shares issuable upon conversion in full of the debenture issued at the second closing. The conversion price of the debenture and exercise price of the warrant will each be equal to the lesser of the 10 or 30 trading-day daily volume weighted average price per share of Aerogen’s common stock measured during the 10 or 30 trading-days prior to the shareholder vote.

To the extent any statements made in this release relate to information that is not historical, these statements are necessarily forward-looking. As such, they are subject to the occurrence of many events outside of the Company’s control and other uncertainties, and are subject to various risk factors that could cause the Company’s actual results to differ materially from those expressed in any forward-looking statement. The risk factors include, without limitation, the need for additional funding, the inherent risks of product development, clinical outcomes, regulatory risks and risks related to proprietary rights, market acceptance and competition, and are described in the Company’s reports and other filings with the U.S. Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2002, filed on March 31, 2003. Aerogen does not undertake any obligation to update forward-looking statements.

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